Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Contacts:
Peter Olson
BUSINESS OBJECTS
408/953-6320
peter.olson@businessobjects.com
Melissa Neumann
EASTWICK COMMUNICATIONS
650/480-4036
melissa@eastwick.com
BUSINESS OBJECTS NAMES EXECUTIVE VICE PRESIDENT OF
OPERATIONS; ANNOUNCES “NEXT CHAPTER” FOR THE COMPANY’S
GENERAL COUNSEL
SAN JOSE, Calif. and PARIS — Jan. 12, 2007 — Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today made two announcements regarding executive personnel. The company announced that Greg Wolfe, 40, has been appointed executive vice president of operations. In this position, Wolfe will be responsible for managing the company’s customer-facing operations in the Americas and EMEA markets, and for global customer assurance and partner management. Wolfe will continue to report to John Schwarz, CEO of Business Objects.
“Greg is a results-oriented leader who has consistently demonstrated the ability to deliver revenue growth across all customer and product line segments while also improving profitability,” said John Schwarz, CEO of Business Objects. “I am delighted to have his help in the operational management of the company and his focus on the further globalization of our business processes.”
Wolfe has a strong track record of success in building and managing high-growth organizations. Prior to his current responsibilities, he was the Americas general manager at Business Objects and played a leading role in increasing revenues and customer satisfaction since the acquisition of Crystal Decisions. Before joining Business Objects, he was vice president of North American sales at Crystal Decisions, where he played a key role in significantly growing the business during his four-year tenure. Prior to that time, Wolfe also held leadership positions at Xerox, Canada, in its electronic printing and publishing business, where his responsibilities spanned 11-years in management and major account operations.

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Business Objects Names Executive VP of Operations; “Next Chapter” for General Counsel

Wolfe serves as a board director at both the British Columbia Technology Industry Association and at Colligo Networks. He holds a Bachelor of Business Administration from the University of Regina, Saskatchewan, Canada.
Susan J. Wolfe, General Counsel, Enters a New Career Chapter
Business Objects also announced today that, Susan J. Wolfe, 56, the company’s Senior Vice President, General Counsel and Corporate Secretary has announced that she will be retiring from Business Objects at the end of February to resume her writing career. Ms. Wolfe is responsible for supervising all legal matters on behalf of Business Objects, including mergers and acquisitions, software licensing, employment, corporate governance, intellectual property, and litigation. Business Objects has initiated a formal search for her replacement.
Ms. Wolfe published her first novel, “The Last Billable Hour” in 1989. The novel was favorably reviewed by the New York Times Book Review and is available in paperback today at Amazon.com and other retailers. Ms. Wolfe now intends to continue her writing career.
“Susan has been a great help to me personally during my tenure and a significant asset to Business Objects from both a legal and general management standpoint,” continued Schwarz. “I’d like to thank Susan for her dedication and contribution to the success of the company and wish her only the best in the next chapter of her career.”
Ms. Wolfe joined Business Objects in connection with the acquisition of Crystal Decisions, where she was general counsel from 1999 to 2003. Ms. Wolfe was general counsel of Crystal Decisions and its predecessors from 1996 to 1999 and served as an attorney at Conner Peripherals from 1994 to 1996. Prior to that time, Ms. Wolfe practiced law at the firms of Nolan & Armstrong and Wilson Sonsini Goodrich & Rosati, Professional Corporation. Ms. Wolfe holds a Juris Doctorate from Stanford Law School and a Bachelor of Arts degree from the University of Chicago.
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company, with more than 39,000 customers worldwide, including over 80 percent of the Fortune 500. Business Objects helps organizations of all sizes create a trusted foundation for decision making, gain better insight into their business, and optimize performance. The company’s innovative business intelligence suite, BusinessObjects™ XI, offers the BI industry’s most advanced and complete solution for performance management, planning, reporting, query and analysis, and enterprise information management. BusinessObjects XI includes the award-winning Crystal line of reporting and data visualization software. Business Objects has also built the industry’s strongest and most diverse partner community, and offers consulting and education services to help customers effectively deploy their business intelligence projects.

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Business Objects Names Executive VP of Operations; “Next Chapter” for General Counsel

Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
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